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INTL FCStone Inc. Announces New Three Year Credit Facility

New York, September 24, 2013 - INTL FStone Inc. (Nasdaq:INTL) announced that it has agreed to a new, three year, senior secured revolving credit facility (the “Credit Facility”) in the amount of $140 million. This facility replaces a $135m facility maturing October 1, 2013 and will be used to finance working capital needs of INTL FCStone Inc. and certain of its subsidiaries.

Sean O'Connor, CEO of INTL FCStone, said, “We are very pleased with this new credit facility and the support of our bankers. It provides us with greater flexibility than the previous facility. Together with our successful issue of senior notes in July 2013, this facility is an important part of our capital structure and is designed to fund short term liquidity mismatches through the settlement process.”

Bank of America Merrill Lynch and Capital One, N.A. acted as Joint Lead Arrangers and Joint Book Managers on the Credit Facility and participants included Bank Hapoalim B.M., BMO Harris Bank N.A., and The Korea Development Bank New York Branch. Bank of America N.A. is Administrative Agent on the facility.

About INTL FCStone Inc.
INTL FCStone Inc. (INTL) provides execution and advisory services in commodities, currencies and international securities. INTL's businesses, which include the commodities advisory and transaction execution firm FCStone Group, serve more than 20,000 customers in more than 100 countries through a network of offices in twelve countries around the world.

Further information on INTL is available at www.intlfcstone.com.

Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words "believe," "expect," "anticipate," "should," "plan," "will," "may," "could," "intend," "estimate," "predict," "potential," "continue" or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.

These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.

Contact
INTL FCStone Inc.
Kent Coughlin
Director of Public Relations
+1-615-234-2756
kent.coughlin@intlfcstone.com